Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BRIVISION (HOLDING) CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	5084	26-0014658
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 Sawyers Peak Drive, Goshen, NY, 10924.

(845) 291-1291

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.

Joan Wu Esq.

Hunter Taubman Fischer & Li, LLC

1450 Broadway, Floor 26

New York, NY 10018

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share offered by certain selling stockholders	32,409,505	(3)	$2.00	$64,819,010	$6,528	(4)
Total	32,409,505			$64,819,010	$6,528

(1)	Pursuant to Rule 416 of the Securities Act of 1933, also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the common stock on the OTCQB Market on August 24, 2016.

(3)	The 32,409,505 shares of common stock are being registered for resale by certain selling stockholders named in this registration statement, which shares were issued by the registrant in the Share Exchange, as defined below.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November 14, 2016

American BriVision (Holding) Corporation

32,409,505 Shares of Common Stock

This prospectus relates to the resale of up to 32,409,505 shares of common stock of American BriVision (Holding) Corporation, a Nevada corporation (the “Company”), $0.001 par value (the “Common Stock”). The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Markets under the symbol ABVC. Prior to January 14, 2016, our common stock was quoted under the symbol MTOO. Prior to December 15, 2015, our common stock was quoted under the symbol ECOC.

The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 14, 2016

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

Other Expenses of Issuances and Distribution	II-1

Indemnification of Directors and Officers	II-1

Recent Sales of Unregistered Securities	II-2

Exhibits and Financial Statement Schedule	II-3

Undertakings	II-4

PART 1

ABOUT THIS PROSPECTUS

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “Company,” “we,” “us,” and “our” refer to American BriVision(Holding) Corporation, a Nevada corporation and its subsidiaries.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, and our financial statements and related notes beginning on page F-1 and F-4, respectively. Unless the context requires otherwise, the words the “Company,” “American BriVision” “we,” “us” or “our” are references to the combined business of American BriVision (Holding) Corporation and its consolidated subsidiaries.  References to “BriVision” are references to our wholly-owned subsidiary. All references to “$” and dollar are to the U.S. dollar, the legal currency of the United States. All market and industry data provided in this prospectus represents information that is generally available to the public and was not prepared for us for a fee. We did not fund nor were we otherwise affiliated with these sources and we are not attempting to incorporate the information on external web sites into this prospectus. We are only providing textual reference of the information of market and industry data and the web addresses provided in this prospectus are not intended to be hyperlinks and we do not assure that those external web sites will remain active and current.

Our Company

Currently, we are a holding company operating through our wholly owned subsidiary, American BriVision Corporation, a Delaware corporation, or BriVision. BriVision was incorporated in 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (POC), out-license to international pharmaceutical companies, and exploit global markets.

We currently have sole licensing rights to the drug and therapeutic use for five compounds developed by BioLite, Inc. (“BioLite”). BioLite is a botanical new drug developer incorporated under the laws of Taiwan in 2006. On December 29, 2015, BriVision entered into a Collaborative Agreement (the “Collaborative Agreement”) with BioLite. Our CEO and sole director, Eugene Jiang, is a director of BioLite and therefore BioLite is considered a related party.

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History and Background

Prior to the consummation of the share exchange transaction described below, we were a public reporting company with nominal operations. Ecology Coatings Inc. incorporated on March 12, 1990 in California (“Ecology-CA”).  OCIS Corp (“OCIS”)was incorporated in Nevada on February 6, 2002 as and was a public reporting company(“OCIS”).  OCIS completed a merger with Ecology-CA on July 26, 2007 (the “Merger”). In the Merger, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc.  The Company filed for Chapter 7 bankruptcy protection on May 15, 2013 and subsequently the corporate shell emerged as its only unencumbered asset on September 19, 2014 using "fresh start" accounting under section 852-10-45-17 as of date of sale corporate shell to reflect intangible assets sale through section 363. Any business description below and all reporting results of the operating results reported in this filing for the fiscal year ending September 30, 2015 are post "fresh start" activity and not comparable to prior results.

Post-bankruptcy, the Company operated a web site for the sale of women's apparel. On November 14, 2014, a majority of the stockholders of the Company by unanimous written consent in lieu of a special meeting of stockholders, unanimously approved an amendment to the Articles of Incorporation to change the name of the Company to Metu Brands, Inc. The Amendment the Articles of Incorporation was filed with the State of Nevada on April 28, 2015. The name change was subsequently approved by the Financial Industry Regulatory Authority (“FINRA”) on August 13, 2015. In conjunction with the name change, the Company’s ticker symbol will be changed to “MTOO”.

On December 18, 2015, a Stock Purchase Agreement (“Stock Purchase Agreement”) was entered into by and among Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia” or “Buyers’ Representative”),  seven other buyers listed in Schedule A attached thereto (together with Euro-Asia, collectively, “Buyers”), Shulamit Lazar (“Lazar”), eleven other sellers listed in Schedule B attached thereto (together with Lazar, collectively, “Sellers”),. Pursuant to the Stock Purchase Agreement, for a total consideration of $395,000, the Buyers acquired from the Sellers a total of 65,420,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) which represented approximately 99.98% of the Company’s 65,431,144 (pre-forward split) shares of issued and outstanding Common Stock at that time.

On December 21, 2015, the majority holder of the issued and outstanding shares of common stock of the Company approved the change of the Company’s name from Metu Brands, Inc. to American BriVision (Holding) Corporation (the “Name Change”), and the increase of its authorized shares of Common Stock from 90,000,000 to 350,000,000, and authorized shares of preferred stock from 10,000,000 to 20,000,000, par value $0.001 per share (the “Increase of Authorized Stock”). A Certificate of Amendment (the “Amendment”) to Articles of Incorporation effectuating the Name Change and Increase of Authorized Stock was filed and became effective as of January 4, 2016. As a result of the Name Change, our trading symbol is changed from “MTOO” to “ABVC”.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company issued 52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and cancelled 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia (such shares were retired to treasury.). The Acquisition Stock collectively represents 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger.

Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing. As a result of Share Exchange, the selling stockholders named in this registration statement obtained their shares in the Company. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

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Following the Share Exchange, we have abandoned our prior business plan and we are now using BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-renown institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Forward Stock Split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, . The amendment to Articles of Incorporation was approved by the majority of the shareholders of the Company and became effective on April 8, 2016.

Merger and Name Change

Ecology Coatings, Inc. (“Ecology-CA”) was originally incorporated in California on March 12, 1990.  OCIS Corp. (“OCIS”) was incorporated in Nevada on February 6, 2002.  OCIS completed a merger with Ecology-CA on July 27, 2007 (the “Merger”).  In the Merger, OCIS issued approximately 6,106,137 shares of common stock to the Ecology-CA stockholders.  In this transaction, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc. and our ticker symbol on the OTC Bulletin Board association changed to “ECOC.”

On November 14, 2014, Ecology-CA changed its name to Metu Brands, Inc., which the Financial Industry Regulatory Authority (“FINRA”) approved on August 13, 2015. In conjunction with the name change, Ecology-CA’s ticker symbol will be changed to “MTOO”. On January 14, 2016, Metu Brands, Inc. changed its name to American BriVision (Holding) Corporation and its OTCQB ticker symbol changed from “MTOO” to “ABVC”, which was approved by FINRA and took effect as of January 14, 2016.

Principal Executive Office

Our principal executive offices are located at 11 Sawyers Peak Drive, Goshen, NY

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The Offering

Common Stock being offered by Selling Stockholders	Up to 32,409,505 shares.

Common Stock outstanding prior to the Offering	213,303,222 shares as of September 13, 2016

Common Stock outstanding after the Offering	213,303,222 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders

Trading Symbol	ABVC

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements”. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We are a pre-revenue biopharmaceutical company and are thus subject to the risks associated with new businesses in that industry.

We acquired the sole licensing rights to develop and commercialize for drug and therapeutic use of five compounds and have only recently begun to pursue this new business opportunity. As such, we are a clinical stage biopharmaceutical company with no history of revenue-generating operations, and our only assets consist of the intellectual property and related assets licensed to us by BioLite. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the development of pharmaceuticals. We still must establish and implement many important functions necessary to operate a business, including the clinical development of the five compounds, establishing our managerial and administrative structure and implementing financial systems and controls.

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Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the pharmaceutical field. Potential investors should carefully consider the risks and uncertainties that a new company with no operating history will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

•         implement or execute our current business plan, or create a business plan that is sound;

•         maintain our anticipated management team;

•         raise sufficient funds in the capital markets or otherwise to effectuate our business plan;

•         determine that the processes and technologies that we have developed are commercially viable; and/or

•         attract, enter into or maintain contracts with, potential commercial partners such as licensors of technology and suppliers.

If we cannot execute any one of the foregoing, our business may fail, in which case you may lose the entire amount of your investment in our Company. To date, we are still setting up our pipeline products. We cannot assure that any of our efforts will be successful or result in the development or timely launch of additional products, or ultimately produce any material revenue.

In addition, as a pre-revenue biopharmaceutical company, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be able to reach such point of transition or make such a transition, which would have a material adverse effect on our company.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded partial from the proceeds from financings or loans from shareholders or our management.

If we do not raise $5,000,000 by December 31, 2016, we will likely be unable to carry out our business. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations and product development, we may require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We are highly dependent on our license agreement with BioLite, and the loss of this license would materially impair our business plan and viability.

We have secured sole rights to develop and commercialize five products from BioLite in the North America, and these five products are currently our only product candidates. As such, our Collaboration Agreement with BioLite is critical to our business. In the event that our Collaboration Agreement with BioLite is terminated, we would lose the ability to develop and commercialize the five products, and our business prospects would be materially damaged, which could lead to the loss of your investment.

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We have no experience as a company in obtaining regulatory approval for, or commercializing, any product candidate.

As a company, we have never obtained regulatory approval for, or commercialized, any product candidate. It is possible that the Food and Drug Administration (“FDA”) may refuse to accept our planned New Drug Application (or NDA) for any of the five products for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the five products or any future product candidates. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing the five products, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit. If any of these outcomes occur, we may be forced to abandon our planned NDA for The five products, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for any approval in a foreign jurisdiction.

Dependence on Key Existing and Future Personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key employees. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. In addition, as our business model is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require a strong background in our industry. We cannot assure that we will be able to successfully attract and retain key personnel.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market via geographic expansion and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to expand our production facilities, R&D initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and growth. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

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Expansion of our business may put pressure on our management and the operational infrastructure which could impede our ability to meet an increased demand for our products.

Our business plan is to develop new drug (product) and finish Phase II clinical trial (after finish phase II clinical trial and if the result is good, this is co called prove of concept (POC)), then ABVC would engage with the world leading Pharmaceuticals by out licensing the new drug for the next stage development. The advantages are

1.	to diversify the risk involved with leading pharmaceuticals
2.	Quick return on investment (ROI) & Improve cash flow
3.	Sustainable income

Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges that include continued acceptance of our products, sales and market share expansion, costs for expansion, technological evolvement and industrial dynamics.

If we are successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of quality products and services on a timely basis at a reasonable cost to the customers. Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to expand our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services.  Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, which could adversely affect our relationship with our customers and reduce our revenues.

Our growth strategy includes the pursuit of acquisitions, and new product development, which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.

Our business strategy includes growth through strategic acquisitions, and the development of new products, medical devices and technologies, which will involve significant capital expenditure and risks. Innovative pharmaceutical development involves R&D costs, but it may achieve no tangible results and instead may adversely affect our future profitability. In addition, any acquisition or combination that we consummate will likely involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects. Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations. There is no assurance that we will be able to obtain the necessary resources for such expansion, and the failure to do so could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  In addition, future acquisitions or combinations by the company involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

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Our current products have certain side effects.  If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

We have not identified serious adverse effects associated with any of the Products at this stage.

Side effects associated with ABV-1501 and ABV-1502 “Maitake mushroom extract” include nausea, joint swelling, rash, pruritus, eosinophilia, diarrhea, fainting, and pain and/or bruising.

Side effects associated with ABV-1504 and ABV-1505 “Radix Polygalae (Polygala tenuifolia Willd/PDC-1421 Capsule)” may come from administration of the study medicine or examination procedure such as the procedure of taking blood (fainting, pain and/or bruising). PDC-1421 was observed to be associated with some adverse effects in serum electrolytes and GI function, but none were clinically significant. Therefore, potential risks of PDC-1421 are fluctuated electrolyte levels and gastrointestinal discomfort. We monitored these in the Phase I study and there was no deviation of electrolyte level and no significant gastrointestinal discomfort during monitoring in the clinical trial. The cardiovascular systems will be monitored in the clinical study.

If significant side effects of our medicines are identified after they are marketed and sold:

1)	regulatory authorities may withdraw or modify their approvals of such medicines;

2)	we may be required to reformulate these medicines, change the ways in which they are marketed, conduct additional clinical trials, change the labeling of these medicines or implement changes to obtain new approvals for our manufacturing facilities;

3)	we may have to recall these medicines from the market and may not be able to re-launch them;

4)	we may experience a significant decline in sales of the affected products;

5)	our reputation may suffer; and

6)	We may become a target of lawsuits.

The occurrence of any of these events would harm our sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our medicines could be adversely affected due to the severe side effects discovered.

We may be subject to product liability claims in the future.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have caused adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance and there could be no assurance that we are able to acquire product liability insurance with terms that are commercially feasible.

Product liability lawsuits against us could divert our resources, cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent risk of product liability claims as a result of the clinical testing of our products and commercially selling any products that we may develop. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Regardless of the merits or eventual outcome, liability claims may result in:

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•	decreased demand for our product candidate or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend resulting litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.

We currently do not maintain general liability insurance; and even if we have a general liability insurance in the future this insurance may not fully cover potential liabilities that we may incur. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. We would need to increase our insurance coverage if and when we begin selling any product candidate that receives marketing approval. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in a rapidly changing field. Other products that will compete directly with the products that we are seeking to develop and market currently exist or are being developed. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than us. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biopharmaceutical or biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There is no assurance that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization, than our own.

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Other companies may succeed in developing products earlier than ourselves, obtaining FDA approvals for such products more rapidly than we will, or in developing products that are more effective than products we propose to develop. While we will seek to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop, or that any therapy we develop will be preferred to any existing or newly developed technologies.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidate at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. Generally, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom we intend to seek approval in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

•	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

•	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

•	foreign exchange fluctuations; and

•	diminished protection of intellectual property in some countries.

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If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidate.

We are not permitted to commercialize market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as we intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing or other requirements; or

•	be required to remove the product from the market after obtaining marketing approval.

Even if our product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never commercialized a product. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

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Efforts to educate the medical community and third party payors on the benefits of our product candidate may require significant resources and may not be successful. If our product candidates are approved but do not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. The degree of market acceptance of our products, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of the products;

•	the potential advantages of the products compared to alternative treatments;

•	the prevalence and severity of any side effects;

•	the clinical indications for which the products are approved;

•	whether the products are designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy;

•	limitations or warnings, including distribution or use restrictions, contained in the product approved labeling;

•	our ability to offer the products for sale at competitive prices;

•	our ability to establish and maintain pricing sufficient to realize a meaningful return on our investment;

•	the products’ convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try, and of physicians to prescribe, the products;

•	the strength of sales, marketing and distribution support;

•	the approval of other new products for the same indications;

•	changes in the standard of care for the targeted indications for the products;

•	the timing of market introduction of our approved products as well as competitive products and other therapies;

•	availability and amount of reimbursement from government payors, managed care plans and other third party payors;

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•	adverse publicity about the products or favorable publicity about competitive products; and

•	potential product liability claims.

The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our operations and growth.

We generally rely on a limited number of suppliers for most of the primary materials used in our products.  Our suppliers may not be able to supply the necessary materials without interruption and we may not have adequate remedies for such failure, which could result in a shortage of our products.  If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier.  In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner.  The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense.  Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products.  Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidate. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidate.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our products will pose, the following risks to us:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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•	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaboration agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

We are dependent on obtaining certain patents and protecting our proprietary rights.

Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights. We are licensing in patented technologies for our products. The patent positions of biotechnology, biopharmaceutical and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Thus, there can be no assurance that any of our patent applications will result in the issuance of patents, that we will develop additional proprietary products that are patentable, that any patents issued to us or those that already have been issued will provide us with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent our patents. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of our products not under patent protection, or, if patents are issued to us, design around the patented products we developed or will develop.

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We may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms we find acceptable. If we do not obtain such licenses, we could encounter delays in the introduction of products or could find that the development, manufacture or sale of products requiring such licenses could be prohibited.

A number of pharmaceutical, biopharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in the introduction of products, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, we could incur substantial costs in defending ourselves in suits brought against us on patents it might infringe or in filing suits against others to have such patents declared invalid.

We are subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal Products during production and storage, and control of marketing activities, including advertising and labeling.

The product we are currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns. We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of June 30, 2016, our outstanding debt was $2,050,000 which was a short term loan. This loan was subsequently paid off on August 9, 2016.

We have recurring losses from operations and a significant accumulated deficit. In addition, we continue to experience negative cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we may have to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment. With the doubt about our ability to continue as a going concern, we may also face difficulties to raise additional funds.

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We face substantial competition from other pharmaceutical and biotechnology companies and our operating results may suffer if we fail to compete effectively.

The development and commercialization of new drug products is highly competitive. We expect that we will face significant competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide with respect to our products that we may seek to develop or commercialize in the future. Our competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective, have fewer or more tolerable side effects or are less costly than any product candidates that we are currently developing or that we may develop, which could render our product candidates obsolete and noncompetitive.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products before we are able to obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of our existing and potential future competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

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As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

The audit report included in the financial reports of this Registration was prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection

Because our auditors are located in Hong Kong, Special Administrative Region of the People’s Republic of China (“PRC”), a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections in PRC prevents the PCAOB from regularly evaluating our auditor's statements, audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of our auditor's quality control and audit procedures as compared to auditors outside of PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders own, in the aggregate, approximately 70.86% of our outstanding Common Stock. As a result of their stockholdings, these stockholders are able to assert substantial control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

The market price of our Common Stock may be volatile and there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Factors that may materially affect the market price of our Common Stock are beyond our control, these factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility. These broad market fluctuations may influence the market price of our Common Stock. There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained in the future.

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Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern.

Our auditors have issued a going concern opinion regarding our company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

The audit report included in this Annual Report was prepared by auditors who may not be inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection

The independent registered public accounting firm that issues the audit reports included in our financial reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the “PCAOB”, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in Hong Kong, SAR, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Peoples’ Republic of China(PRC) authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections in PRC prevents the PCAOB from regularly evaluating our auditor's statements, audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of our auditor's quality control and audit procedures as compared to auditors outside of PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements and information that are based on the beliefs of our management as well as assumptions made by and information currently available to us.  Such statements should not be unduly relied upon.  When used in this report, forward-looking statements include, but are not limited to, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as well as statements regarding new and existing products, technologies and opportunities, statements regarding market and industry segment growth and demand and acceptance of new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China, any statements of belief or intention, and any statements or assumptions underlying any of the foregoing.  These statements reflect our current view concerning future events and are subject to risks, uncertainties and assumptions.  There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; Securities and Exchange Commission (the “SEC”) regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future.  Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available.  Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock.  Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the selling stockholders.

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MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our audited condensed consolidated financial statements and notes for the fiscal years ended September 30, 2015 and 2014 and the three months ended March 31, 2016 and 2015. The following discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

See “Cautionary Note Concerning Forward-Looking Statements.”

Introduction

Currently, we are a holding company operating through our wholly owned subsidiary, American BriVision Corporation, a Delaware corporation (“BriVision”). BriVision was incorporated in 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  Following the Share Exchange (as described herein below), we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Overview

Prior to the Share Exchange, we were a company operating a web site for the sale of women's apparel.

We have had limited operations and have been issued a "going concern" opinion by our auditor, based upon our reliance on the sale of our common stock as the sole source of funds for our future operations.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation, a Delaware Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the persons listed in Exhibit A thereof (the “BriVision Shareholders”), being the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury.

The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

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As a result of the consummation of the Share Exchange, BriVision is now our wholly-owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

All references to the “Combined Company” refer to American BriVision (Holding) Corporation and its wholly owned subsidiary, American BriVision Corporation.

Accounting Treatment of the Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed to be the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company or acquiree”). Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and will be recorded at the historical cost basis of BriVision, and the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the combined entities (American BriVision (Holding) Corporation and its wholly owned subsidiary BriVision) from the closing date of the Share Exchange.

For more information about the Share Exchange, please refer to the current report on Form 8-K we filed on February 12, 2016.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses. BriVision is a biotechnology company focused on the development of new drugs to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

We currently have five products that are licensed to us:

• ABV-1501 Triple Negative Breast Cancer - Combination therapy for Triple Negative Breast Cancer (TNBC)

• ABV-1502 Solid Tumor with Anti-PD1 - Combination therapy for solid tumors

• ABV-1503 Chronic Lymphocytic Leukemia - Combination therapy for Chronic Lymphocytic Leukemia

• ABV-1504 Major Depressive Disorder - Major Depressive Disorder (MDD)

• ABV-1505 Attention Deficit Hyperactivity Disorder - Attention Deficit Hyperactivity Disorder

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Those 5 drugs all are ready to go into phase II clinical study. ABV-1504 already starts phase II clinical study in Taiwan and we expect it will start in the States this year.  ABV-1505 got IND (Investigational New Drug Application) by US FDA on January 2016.  ABV-1501 Phase II IND will be filed on February 2016.  ABV-1502 and ABV-1503 are preparing IDE package now.

Recent Developments

Forward Stock Split

On March 21, 2016, our Board approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which went effective on April 8, 2016. The amendment to Articles of Incorporation was approved by the majority of the shareholders of the Company.

Plans of Operation

BriVision will select potential drug candidates (including but not limited to botanical drugs) from different research institutes, start to develop it from pre-clinical stage (including all CMC process and animal study) to clinical study stage. When the phase II clinical trial is finished and the efficacy is approved, we will have reached the “proof of concept” stage. We plan to out license our drugs to big pharmaceutical companies, coordinate with them to develop and enhance the drugs and exploit global markets.

On December 29, 2015, BriVision entered into a Collaborative Agreement (the “Collaborative Agreement”) with BioLite. Pursuant to the Collaborative Agreement, BioLite granted sole licensing rights to BriVision of drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

• upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

• upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

• at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

• upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

• at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months

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• upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week

On May 6, 2016, we and BioLite amended the payment terms under the Collaborative Agreement by entering into a Milestone Payment Agreement, pursuant to which we paid $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.

Revenue Generation

Most of our licensed products are still under development and trial stage. Therefore, no revenue is expected in near term.

Research and Development

During the first nine months for the period ended June 30, 2016, we have spent approximately $0 on research and development.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance.  As of the date of this filing, we have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the launching of our games and market or wider economic downturns. We do not believe we have sufficient funds to operate our business for the next 12 months.

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We have no assurance that future financing will be available to us on acceptable terms, or at all.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

If we are unable to raise additional capital to maintain our operations in the future, we may be unable to carry out our full business plan or we may be forced to cease operations.

The following discussion and analysis should be read in conjunction with the audited financial statements of BriVision for the period ended September 30, 2015 and accompanying notes that appear in our Annual Report on Form 8-K, as filed with the Securities and Exchange Commission on November 27, 2015 and the financial statements included in this Report.

Results of Operation

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities, but we cannot guarantee that we will be able to achieve the same.

The following table provides selected financial data about our company as of September 30, 2015.

Balance Sheet Data

As of September 30, 2015 (USD$)

Cash	$994,830
Total Assets	$1,002,460
Total Liabilities	$369,103
Stockholders’ Equity	$633,357

For The Period from July 21, 2015 (Inception) to September

During the period from July 21, 2015 (inception) through September 30, 2015, the Company did not generate any revenue and incurred general and administrative expenses of $315,602, and resulted in a net loss of $315,602. The expenses were mainly expense related to daily operation costs and the professional fees.

Liquidity and Capital Resources

Working Capital

As of September 30, 2015 (USD$)

Current Assets	$998,645
Current Liabilities	$369,103
Working Capital	$629,542

Cash Flows

From July 21, 2015 (inception) to September 30, , 2015 (USD$)

Cash Flows Provided by Operating Activities	$45,871
Cash Flows Provided by Financing Activities	$948,959
Net Increase in Cash During Period	$994,830

Cash Flow from Operating Activities

During the period from July 21, 2015 (inception) through September 30, 2015, $45,871 cash was provided by operating activities, primarily with the contribution of other payable of $300,000,

Cash Flow from Investing Activities

During the period from July 21, 2015 (inception) through September 30, 2015, the Company did not have any investing activities as the Company was newly incorporated and are still in development stage.

Cash Flow from Financing Activities

During the period from July 21, 2015 (inception) through September 30, 2015, the Company received $948,959 from the issuance of shares.

Results of Operations — Three Months Ended June 30, 2016 Compared to The Period from July 21, 2015 (Inception) to September 2015.

The following table presents, for the three months indicated, our consolidated statements of operations information.

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	Three months ended June 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015

REVENUE	$-	$-

COST OF REVENUE	-	-

GROSS LOSS	-	-

OPERATING EXPENSES

Selling, general and administrative expenses	289,098	315,602

Total Operating Expenses	289,098	315,602

NET LOSS FROM OPERATIONS	(289,098)	(315,602)

OTHER (EXPENSES) INCOME, NET
Bank interest income	361	-
Gain on exchange differences	89	-
Interest Expense	(3,753)	-
Total Other (Expenses) Income	(3,303)	-

NET LOSS BEFORE TAXES	(292,401)	(315,602)
Income tax expense	(836)	-
NET LOSS	(293,237)	(315,602)

Revenues.   We generated zero and zero in revenues and zero and zero in cost of sales for the three months ended June 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015.

Operating Expenses.   Our operating expenses were $289,098 in the three months ended June 30, 2016 as compared to $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The decrease of $26,504 in the current period is the result of fewer professional fees.

Interest Expense. The interest expenses were $3,753 in the three months ended June 30, 2016 as compared to $0 for the period from July 21, 2015 (inception) to September 30, 2015.

Net Loss.    The net loss was $293,237 for the three months ended June 30, 2016 compared to a loss of $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The result of decrease of net loss in current period was due to the decreased professional fees incurred during the nine months ended June 30, 2016.

Results of Operations — Nine Months Ended June 30, 2016 Compared to The Period from July 21, 2015 (Inception) to September 2015.

The following table presents, for the three months indicated, our consolidated statements of operations information.

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	Nine months ended June 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015

REVENUE	$-	$-

COST OF REVENUE	32	-

GROSS LOSS	(32)	-

OPERATING EXPENSES
	-	-
Selling, general and administrative expenses	349,486	315,602

Total Operating Expenses	349,486	315,602

NET LOSS FROM OPERATIONS	(349,518)	(315,602)

OTHER (EXPENSES) INCOME, NET
Interest income	361	-
Gain on exchange differences	141	-
Interest expense	(3,753)
Total Other (Expenses) Income	(3,251)	-

NET LOSS BEFORE TAXES	(352,769)	(315,602)
Income tax expense	836	-
NET LOSS	(353,605)	(315,602)

Revenues.   We generated zero and zero in revenues and $32 and zero in cost of sales for the nine months ended June 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015.

Operating Expenses.   Our operating expenses were $349,486 in the nine months ended June 30, 2016 as compared to $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The decrease of $33,884 in the current period is the result of fewer professional fees.

Interest Expense. The interest expenses were $3,753 in the nine months ended June 30, 2016 as compared to $0 for the period from July 21, 2015 (inception) to September 30, 2015

Net Loss.    The net loss was $353,605 for the nine months ended June 30, 2016 compared to a loss of $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The result of decrease of net loss in current period was due to the decreased professional fees incurred during the nine months ended June 30, 2016.

Liquidity and Capital Resources

Working Capital

	As of June 30, 2016 ($)	As of September 30,2015 ($)
Current Assets	3,584,904	998,645
Current Liabilities	2,061,446	369,103
Working Capital (deficit)	1,523,458	629,542

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Cash Flows

Cash Flow from Operating Activities

During the nine months ended June 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, the net cash used in and generated from operating activities were $3,857,447 and $45,871 respectively. There was increase in prepayment and accounts payable during the nine months ended June 30, 2016.

Cash Flow from Investing Activities

During the nine months ended June 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, there were no net cash used in or generated from investing activities.

Cash Flow from Financing Activities

During the nine months ended June 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, the net cash generated from financing activities were $2,947,521 and $948,959 respectively. A short-term loan raised during the nine months ended June 30, 2016.

Short-term loan:

The Company entered a short term agreement of $2,050,000 with Shin Kong Bank with a period of three months. The loan was guaranteed by the related party, BioLite. Pursuant to the loan agreement, the interest rate is LIBOR plus 1.5%.

The loan was subsequently paid off on August 9, 2016.

Critical Accounting Policy and Estimates

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Basis of Presentation

The accompanying audited financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation. See Note 4 for more details.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

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Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•          Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•          Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•          Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of June 30, 2016.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of June 30, 2016 and September 30, 2015, the Company’s cash and cash equivalents amounted $84,904 and $994,830, respectively. All of the Company’s cash deposit is held in a financial institution located in PRC where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more-likely-than-not that these items will expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

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Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is satisfied. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred during the period from July 21, 2015 (inception) to June 30, 2016. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

As of June 30, 2016 and September 30, 2015, the Company’s income tax expense amounted $836 and $0, respectively.

Recent Accounting Pronouncements

From time to time, new accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The recent accounting standards are not expected to have a material impact on the consolidated financial statements upon adoption.

Going Concern Consideration

Our operations and financial results are subject to numerous various risks and uncertainties that could adversely affect our business, financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

BUSINESS

The Industry

Biotechnology industry provides breakthrough products and technologies to combat debilitating and rare diseases, reduce our environmental footprint, feed the hungry, use less and cleaner energy, and have safer, cleaner and more efficient industrial manufacturing process.

The biotechnology industry is an extremely important sector in the developed world's economies and human health. Biotechnology companies need to spend large research budgets during the R&D period.  Usually it will take 12-16 years to develop a new drug and a new medical device.  Not only is a small biotechnology company’s R&D budget smaller than a large, well-known biotechnology company or an international company, but the larger companies are typically more attractive to researchers or employers and maintains better R&D resources. However, at this early stage, we are developing our products, which are licensed from a related party which substantially reduces our R&D cost.

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Business Overview

We are a clinical stage biopharmaceutical company focused on utilizing our licensed technology to (i) enhance the development of pre-existing pharmaceutical products for the treatment of various cancer indications and other diseases, (ii) prospectively identify patients that may respond to such pharmaceutical products and (iii) commercialize such pharmaceutical products for license in various markets. Our business strategy is to integrate research achievements from medical research institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), by engaging them to conduct clinical trials of translational medicine for Proof of Concept (“POC”) while we retain ownership of the Products, and then out-license the Products to pharmaceutical companies. We currently have no revenue generated from our principal operations in clinical product development through research and development efforts. Currently, our only operation is the research and development of five compound licensed to us by BioLite Inc. (“BioLite”), a company formed in Taiwan who is one of our principal shareholders.

Collaboration Agreement with BioLite

On December 29, 2015, we entered into a Collaborative Agreement with BioLite pursuant to which BioLite granted us sole licensing rights for drug and therapeutic use of five compounds they developed (the “Products”): BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Our CEO and director, Eugene Jiang, is also a director of BioLite.

The Collaborative Agreement is attached as an exhibit to the registration statement of which this prospectus is a part. The material terms of the Collaborative Agreement are as follows:

•	The Company is responsible to make up-front, milestone and royalty payments to BioLite, as further described below. BioLite is responsible to deliver to the Company all files, data, confidential and non-public information, including, without limitation, all IND packages and clinical study reports, regarding the Compounds, in stages over the course of five years.
•	The Company is the exclusive licensee of all patents, data and proprietary rights constituting and associated with the Compounds, to the extent possessed by BioLite, for the purpose of further development of the Products for commercial sale in the U.S. and Canada.
•	The Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of Product in the U.S. or Canada. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.
•	The Company agreed to pay to BioLite an aggregate of One Hundred Million Dollars ($100,000,000) (the “Aggregate Amount”) in milestone payments during the term of the agreement, payable in cash or Company equity. A percentage of the Aggregate Amount will be paid to BioLite upon each completion of a milestone by BioLite as set forth in the Collaborative Agreement. An upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by us upon signing of the Collaboration Agreement. On May 6, 2016, we and Biolite amended the payment terms under the Collaborative Agreement by entering into a Milestone Payment Agreement, pursuant to which we paid $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.
•	Milestones are reached by BioLite upon submissions of IND and NDAs for the Products, and completion of phases in the application processes, as set forth in the Collaborative Agreement.
•	In addition to the Aggregate Amount, the Company will pay to BioLite five percent (5%) of net sales of Products in the U.S. and Canada.

Our Licensed Compound

We have renamed the five compounds for our purpose and below a brief description of each of the five compounds.

I.	ABV- 1501 Triple Negative Breast Cancer - Combination therapy for Triple Negative Breast Cancer (TNBC)

•	Maitake mushroom extract Phase I clinical trial was performed by MSKCC and safety was approved.

•	ABV-1501 US FDA Phase II IND cross reference with MSKCC Maitake and Phase II Investigational New Drug (IND) was approved in March 2016.

•	We are currently negotiating with MSKCC for Phase II clinical study. If MSKCC agreed with our terms, we anticipate to start phase II clinical trial during 2017 Q1and finish the phase II clinical trial by 2018 Q3.

•	We plan to apply for Institutional review board (IRB reviewing during 2016 Q4

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II.	ABV-1502 Solid Tumor with Anti-PD1 - Combination therapy for solid tumors with Anti-PD-1
	•	This is a kind of anti-tumor Combination therapy of Maitake mushroom extract with standard therapy and anti- PD1 drug for solid tumor.
	•	Maitake mushroom extract Phase I clinical trial was preformed by MSKCC.
	•	Currently, we are cooperating with MD Anderson Cancer Center and one of top cancer center in the U.S. to develop Phase II clinical trial IND package
III.	ABV-1503 Chronic Lymphocytic Leukemia - Combination therapy for Chronic Lymphocytic Leukemia (CLL)
	•	Phase II study of Epigallocatechin gallate (EGCG) for CLL.
	•	We are cooperating with MSKCC to prepare clinical trial agreement.
	•	We are currently preparing the IND package.
IV.	ABV-1504 Major Depressive Disorder - Major Depressive Disorder (MDD)
	•	This is Polygala extract for Major Depressive Disorder
	•	BioLite performed Phase I clinical trial.
	•	BioLite has obtained US FDA Phase II Part One/Part Two IND approval and the Phase II Part One was completed with good result.
	•	BioLite plans to start Phase II Part Two at 2016 Q3 and currently working with five Taiwan medical sites and Stanford University to prepare clinical trial agreement

V.	ABV-1505 Attention Deficit Hyperactivity Disorder - Attention Deficit Hyperactivity Disorder

•	This is Polygala extract for Attention Deficit Hyperactivity Disorder.

•	Same Active Pharmaceutical Ingredients (API) with ABV-1504. Safety was approved.

•	BioLite has obtained U.S. FDA Phase II IND approval and is currently negotiating with top medical site for Phase II clinical trial.

•	BioLite intends to submit for IRB approval during 2016 Q4

•	BioLite plans to start Phase II clinical trial during 2017 Q1 and complete by 2018 Q3.

ABV-1501 and ABV-1502 have same Active Pharmaceutical Ingredient:” Maitake mushroom extract”. IND and study details are as follows:

•	The Phase I/II clinical trial was conducted by MSKCC. A total of 34 eligible study subjects was enrolled from 3/2004 to 1/2007. The primary endpoints were safety and tolerability. The test drug was oral administration and a polysaccharide extract from Maitake mushroom is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood. Cancer patients should be made aware of the fact that botanical agents produce more complex effects than assumed, and may depress as well as enhance immune function. (A phase I/II trial of a polysaccharide extract from Grifola frondosa (Maitake mushroom) in breast cancer patients: immunological effects by Gary Deng · Hong Lin · Andrew Seidman · Monica Fornier · Gabriella D’Andrea ·Kathleen Wesa · Simon Yeung · Susanna Cunningham Rundles ·Andrew J. Vickers · Barrie Cassileth; J Cancer Res Clin Oncol (2009) 135:1215–1221)

•	Does Maitake Mushroom Extract Enhance Hematopoiesis in Myelodysplastic Patients? A Phase II clinical trial.

Primary endpoint: To describe changes in neutrophil counts and neutrophil function in MDS patients following administration of Maitake mushroom extract.

This study to see whether Maitake improves the neutrophil count and function in patients with MDS. The neutrophils are white blood cells which help to fight infection.

Total 45 subjects.

Start Date: April 2010

Completion Date: September 2014

Sponsor: Memorial Sloan Kettering Cancer Center

Collaborator: YUKIGUNI COMPANY

Collaborator: Weill Medical College of Cornell University

Principal Investigator: Kathleen Wesa, MD Memorial Sloan Kettering Cancer Center

Full Source of Clinical Trial Data: https://clinicaltrials.gov/show/NCT01099917

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For ABV-1503, we are currently preparing the IND package.

ABV-1504 and ABV-1505 have the same Active Pharmaceutical Ingredient: the extract of Radix Polygalae (Polygala tenuifolia Willd/PDC-1421 Capsule). IND and study information are as follows:

•	A Dose Escalation Phase I Study of PDC-1421 Capsule to Evaluate the Safety in Healthy Volunteers.

IND Number: 112567

Trial period:2012/11/13-2013/07/05, Final Report Date 2013/11/12

Total 30 study subjects were enrolled. The test drug was oral administration. The primary endpoint is to assess the safety profile of PDC-1421 Capsule in healthy volunteers.

Sponsor: BioLite, Inc.

•	A Phase II Study of PDC-1421 Capsule to Evaluate the Safety and Efficacy in Patients with Major Depressive Disorder

IND Number: 112567

Primary Study Objective: To assess the efficacy profile of PDC-1421 Capsule in major depressive disorder with Montgomery-Asberg Depression Rating Scale (MADRS).

Secondary Study Objective: To evaluate the efficacy and safety profile

Study period: 2 years.

Total 72 study subjects will be enrolled.

Study site: There are five sites in Taiwan and one site in US (Stanford University, currently preparing for IRB approval and Contract of Trial Agreement.)

Sponsor: BioLite, Inc.

Maitake mushroom extract is sourced from YUKIGUNI COMPANY, Japan, and processed by YUSHENG PHARMACEUTICAL COMPANY in Taiwan (cGMP).

The extract of Radix Polygalae (Polygala tenuifolia Willd/PDC-1421 Capsule) is purchased from HERNG FA PHARMACEUTICAL TECHNOLOGY, and processed by Industrial Technology Research Institute (ITRI). There are no limits on availability to the Company on any of these ingredients.

Market Opportunity and Growth Strategy/Business Plan

ABVC will focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of ABVC is to integrate research achievements from world-renown medical research institutions (Such as MSKCC and MD Anderson Cancer Center), conduct clinical trials of translational medicine for POC (Proof of Concept), out-license to international pharmaceutical companies, and tap into global market opportunities.

Our business plan is to conduct Phase II clinical trial for the above licensed compound (or potential medical device) in North America (US or Canada) and if we obtain satisfactory results in the Phase II clinical trial for POC, we will out-license the compound to big international pharmaceutical companies for further development.

The competitive advantages of our business model are:

1. Once we complete POC, we will co-develop our product with leading big international pharmaceuticals and in turn, receive more funding for our research and development.

2. Our business model is to seek sub-licensee companies in the U.S. and Canada and give them rights to manufacture and commercialize Product. We will collect licensing fees in the form of milestone payments and royalties which will allow us to obtain return on investment (ROI) in a shorter period of time, and thus improve our cash flow circumstances.

3. By receiving milestone payments and royalties from sub-licensees, we will have sustainable income to develop our company.

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Currently, we are in the process of developing five products, but we will continue to search for the appropriate products including potential medical device for in-licensing to our company for further development and generate more revenue for our company.

Intellectual Property

The Products are dependent on, or are the subject of the following patents and patent applications.

Title	Patent Number	Type	Country	Issue Date	Expiration Date

Anti-depression pharmaceutical composition containing polygala extract	6911222	Patent	US	2005/6/28	1/2023

Anti-depression pharmaceutical composition containing Polygala extract	7175861	Patent	US	2007/2/13	1/2023

Anti-depression pharmaceutical composition containing Polygala extract	7179496	Patent	US	2007/2/20	1/2023

Anti-depression pharmaceutical composition containing polygala extract	7223425	Patent	US	2007/5/29	1/2023

Anti-depression Pharmaceutical Composition Containing Polygala Extract	1337647	Patent	IT	2007/1/31	4/2022

Anti-depression Pharmaceutical Composition Containing Polygala Extract	693499	Patent	CH	2003/9/15	5/2022

Anti-depression Pharmaceutical Composition Containing Polygala Extract	10220149	Patent	DE	2007/4/26	5/2022

Anti-depression Pharmaceutical Composition Containing Polygala Extract	GB2383951	Patent	GB	2006/6/7	5/2020

Anti-depression Pharmaceutical Composition Containing Polygala Extract	4109907	Patent	JP	2008/4/11	6/2022

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Anti-depression Pharmaceutical Composition Containing Polygala Extract	207794	Patent	FR	2005/4/15	6/2022

Polygalatenosides and use thereof as an antidepressant agent	202007003503	Patent	DE	2007/7/19	3/2017

Polygalatenosides and use thereof as an antidepressant agent	7531519	Patent	US	2009/5/12	9/2026

Polygalatenosides and use thereof as an antidepressant agent	4620652	Patent	JP	2010/11/5	11/2026

Anti-depression Pharmaceutical Composition Containing Polygala Extract	I 295576	Patent	TW	2008/4/11	1/2022

Polygalatenosides and use thereof as an antidepressant agent	I 314453	Patent	TW	2009/9/11	10/2026

從Grifola提取的抗腫瘤物質	CN1120173	Application	CN	Filed 2003/9/3; Expected Expiration ____________

Antitumor substance extracted from grifola	US5854404 A	Application	US	Filed 1998/12/29; Expected Expiration ___________

Antitumor substance extracted from hen-of-the-woods	EP0893449	Application	EP	Filed 2004/8/25; Expected Expiration ___________

マイタケから抽出した抗腫瘍物質	特許 第2859843号	Application	JP	Filed 2002/3/8; Expected Expiration ___________

Employees

As of the date of the prospectus, we have seven full-time employees and one consultant. None of our employees are represented by a labor organization and we consider our relationship with our employees to be good.

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Our Facilities

Address	Size	Leased/Owned/Granted	Function	Monthly Rent
Building 27, 238 North City Road II, Xitun District, Taizhong City Taiwan	2,772 sq. feet	Leased	Corporate office	$0.00

11 Sawyers Peak Drive, Goshen, NY 10924	1,000sq. feet	Leased	Corporate office	$0.00

Government Regulation

Regulation by governmental authorities in the U.S. and other countries is a significant factor in development, manufacture and marketing of our proposed pharmaceutical products and in our ongoing research and product development activities. The nature and extent to which such regulation applies to us will vary depending on the nature of any products that may be developed by us. We anticipate that many, if not all, of our proposed products will require regulatory approval by governmental agencies prior to commercialization. Our products are subject to rigorous pre-clinical test and clinical trial and other approval procedures of the FDA, and similar regulatory authorities in European and other countries. Various governmental statutes and regulations also govern or influence clinical trial, Chemistry, Manufacture and Control (CMC) related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

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FDA Approval Process

Prior to commencement of clinical studies involving humans, pre-clinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as a part of an Investigational New Drug (“IND”) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to establish safety pattern of drug distribution and metabolism within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, possible dosages and expanded evidence of safety. In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety and patterns of drug metabolism and distribution, in which case it is referred to as a Phase I/II trial. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing; and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Monitoring of all aspects of the study to minimize risks is a continuing process. All adverse events must be reported to the FDA.

The results of the pre-clinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (“NDA”) for approval prior to commencement of commercial sales. In the case of vaccines or gene and cell therapies, the results of clinical trials are submitted as a Biologics License Application (“BLA”). In responding to a NDA or BLA, the FDA may grant marketing approval, request additional information or refuse to approve if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of our proposed products.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (“EU”), Australia and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to the treatment of oocyte donors, the manufacturing environment under which human cells for therapy are derived, safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

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Legal Proceedings

The Company filed for Chapter 7 bankruptcy protection on May 15, 2013 and subsequently the corporate shell emerged as its only unencumbered asset on September 19, 2014 using "fresh start" accounting under section 852-10-45-17 as of date of sale corporate shell to reflect intangible assets sale through section 363 of the US bankruptcy code.  Any business description below and all reporting results of the operating results reported in this filing for the fiscal year ending September 30, 2015 and 2014 are post "fresh start" activity and not comparable to prior results. Post bankruptcy the company has been operating a web site for the sale of women's apparel. Other than disclosed herein, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

MANAGEMENT

The following table sets forth the name, age, and position of our sole officer and director as of the date of this prospectus. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

The officers of our company are appointed by the board of directors and hold office until their death, resignation or removal from office. The directors and executive officers, their ages, positions held, and duration as such, are as set forth below.

Name	Position Held	Age
Eugene Jiang	Chief Executive Officer, Chairman, Director, President,	29
Kira Huang	Chief Financial Officer, Secretary, Treasurer	46

Eugene Jiang – Chief Executive Officer, Chairman, Director, President,

Mr. Eugene Jiang, age 29, has served as the CEO/Director of American BriVision Corporation which started business since July 2015 through present. From June 2015 until present, Mr. Jiang also serves as Director for BioLite Incorporation. He also serves as CEO for Genepro Investment Company since March 2010. Mr Jiang obtained an EMBA degree from The University of Texas in Arrington in 2009. And in 2008, Mr. Jiang received a bachelor’s degree in Physical Education from Fu Jen Catholic University.

Kira Huang-Chief Financial Officer, Secretary, Treasurer

Kira Huang, has served as Chief Financial Officer of American BriVision Corporation since November2015. She served as Finance Manager in Coface credit insurance company from 2010 to 2014, and as country controlling of Moody’s Taiwan Corporation from 2008 to 2010. She holds an accounting bachelor degree from Eastern Michigan University and also is a certified public accountant.

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Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

(Frank)Chih-Chung Liu- Chief Scientific Officer of American BriVision Corporation

Mr. Frank Liu, age 52, has served as the Chief Scientific Officer since our inception. From 2010-2014, he was an associate researcher/cross strait medical affair project manager, Division of Resource Development, Center for Drug Evaluation, Taiwan. From April 2014 until present, Mr. Liu also serves as Director of Research and Development for BioFirst Corporation.

He received his Bachelor of Medical Science degree from Medical College, Jinan University, China. Major in Clinical Medicine and he got both of his Master of Science degree from California University of Pennsylvania, Pennsylvania  U.S.A. major in Biology and his Bachelor of Science degree from  Geneva College, Pennsylvania U.S.A. Major in Biology, Minor in Chemistry.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules thereunder require our officers and directors, and persons that own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies. Based solely on our review of the copies of the Section 16(a) forms received by us, or written representations from certain reporting persons, we believe that none of our officers, directors, and greater than 10% beneficial owners filed on a timely basis reports required by Section 16(a) of the Exchange Act prior to the Share Exchange on November 30, 2012 during the fiscal year ended December 31, 2012. After the Share Exchange, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 2015.

Code of Ethics

Our board of directors has adopted a Policy Statement on Business Ethics and Conflicts of Interest (“Code of Ethics”) applicable to all employees, including the Company’s chief executive officer and chief financial officer. A copy of the Code of Ethics and Business Conduct is annexed hereto as Exhibit 14.1.

Board Leadership Structure and the Board’s Role in Risk Oversight.

The Board of Directors is led by the Chairman who is also the Chief Executive Officer. Although our sole officer is also our sole director, the Board believes that the most effective leadership structure at this time is not to separate the roles of Chairman and Chief Executive Officer. A combined structure provides the Company with a single leader who represents the company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below. Should the Board conclude otherwise, the Board will separate the roles and appoint an independent director.

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This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure, and Dr. Jiang's continuation in the combined role of the Chairman and Chief Executive Officer is in the best interest of the stockholders.

The Company believes that the combined structure is necessary and allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange since we are listed on OTC markets.

EXECUTIVE COMPENSATION

The following tables set forth, for each of the last two completed fiscal years of the Company, the total compensation awarded to, earned by or paid to any person who was a principal executive officer during the preceding fiscal year and every other highest compensated executive officers earning more than $100,000 during the last fiscal year (together, the “Named Executive Officers”). The tables set forth below reflect the compensation of the Named Executive Officers.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Shulamit Lazar (1)	2015	Nil	Nil	60,000	Nil	Nil	Nil	Nil	60,000
	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Eugene Jiang (2)	2015	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Kira Huang (3)	2016	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
		Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) Ms. Lazar was the Company’s sole executive officer until December 18, 2015.

(2) Mr. Jiang was elected the Company’s sole executive officer since December 18, 2015.

(3) The Company entered into an employment contract with Kira Huang on February 1, 2016 according to which Ms. Huang was employed as Chief Financial Officer. Pursuant to the employment agreement, the company agrees to compensate Ms. Huang salary of $4,500 per month subject to normal statutory deduction and annual review. The employment contract is terminable by Ms. Huang at will upon three weeks’ prior written notice, and by the Company at any time for cause or without cause provided the Company pays to Ms. Huang an amount required by then-existing law.

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

The Company adopted an Equity Incentive Plan on February 17, 2016.

Grants of Plan-Based Awards

There were no grants of plan-based awards during the year ended September 30, 2015. In fiscal year 2016, the Company awarded 10,000 shares of common stock to each of five employees: 50,000. Due to the forward split detailed in the Company’s 10-Q filed June 30, 2016, each of such employees has been awarded 31,410 shares of common stock.

Outstanding Equity Awards at Fiscal Year End

Our former Chief Executive Officer, Shulamit Lazar, received compensation of 30,000,000 shares valued at $30,000 during the year ended September 30, 2015.

Option Exercises and Stock Vested

No options have been awarded by the Company.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors.

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Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Contracts

BriVision has an employment contract with its CFO, Kira Huang, dated September 1, 2016. The employment agreement may be terminated at will by BriVision upon three weeks’ prior written notice, at will by BriVision with immediate effect provided that BriVision pays Ms. Huang an amount required by law, and for cause by BriVision with immediate effect.

Employment contract with the CFO of BriVision.

BriVision  entered into an employment contract with Kira Huang on February 1, 2016 according to which, among other terms,  Ms. Huang is required to, as Chief Financial Officer,  perform duties and undertake the responsibilities in a professional manner including reporting the financials related matters to American BriVision’s Board of Directors; developing the financial planning and oversee tax reporting activities; monitoring and submitting all required reports to SEC on timely basis, planning and overseeing annual budgets and other duties as may arise from time to time and as may be assigned to her. And pursuant to the employment agreement, American BriVision agrees to compensate Mrs. Huang salary of $4,500 per month subject to normal statutory deduction and annual review. Additional bonus or stock options will be determined by its Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the fiscal year ended September 30, 2015, we had an unsecured demand note payable due of $9,000 to Shulamit Lazar, our sole officer and director for funds advanced the Company through the bankruptcy process. This is unsecured with a zero percent interest rate and is payable on demand. The note was cancelled as of December 2, 2015.

On December 29, 2015, BriVision entered into a Collaborative Agreement (the “Collaborative Agreement”) with BioLite, of which the Company’s sole officer and director, Eugene Jiang, is a director. Pursuant to the Collaborative Agreement, BioLite shall grant sole licensing rights to BriVision of drug and therapeutic use of five products for 10 years: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, BriVision shall pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

• upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

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• upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

• at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

• upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

• at the completion of phase III, BriVision shall pay, but no later than September 15, 2019: 25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months

• upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week

On May 6, 2016, we and BioLite amended the payment terms under the Collaborative Agreement by entering into a Milestone Payment Agreement, pursuant to which we paid $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.

As of March 31, 2016 and September 30, 2015, the amount due to a related party, BioLite was $0 and $22,517, respectively.

As of March 31, 2016 and September 30, 2015, the amount due to shareholder, YuanGene Corporation, was $5,723 and $46,586, respectively; Mr. Jiang maintains voting control over the shares of the Company’s common stock that YuanGene Corporation owns.

Promoters and Certain Control Persons

None of our management or other control persons were “promoters” (within the meaning of Rule 405 under the Securities Act), and none of such persons took the initiative in the formation of our business or received any of our debt or equity securities or any of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 10, 2016 (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

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Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise noted, the business address of each beneficial owner listed is 11 Sawyers Peak Drive, Goshen, NY 10924. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of September 13, 2016, we had 213,303,222 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Eugene Jiang, Chairman and CEO (1)	147,842,856	70%
Kira Huang	31,410	Less than 1%
All officers and directors as a group ( persons)	147,874,266	71%

(1) These shares are owned by YuanGene Corporation, a corporation incorporated in Samoa.  Eugene Jiang is the sole director of YuanGene Corporation and therefore will be deemed as the beneficial owner of the shares held by YuanGene Corporation.

Changes in Control

As a result of the Share Exchange, BriVision became our wholly owned subsidiary and the former shareholders of BriVision collectively own approximately 79.70% of the shares of the Company outstanding post-exchange common stock. As a result, such persons now collectively control the Company’s shares.

Equity Compensation Plan

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

The Company’s authorized capital stock consists of 360,000,000shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock $0.001 par value per share.

Common Stock

As of September 13, 2016, 213,303,222 shares of our Common Stock are issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Registration Rights

There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.

Transfer Agent

The transfer agent and registrar for our common stock is: Olde Monmouth Stock Transfer, Inc.; Address: 200 Memorial Pkwy, Atlantic Highlands, NJ 07716; Phone: (732) 872-2727; website:www.oldemonmouth.com.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 32,409,505 shares of our common stock held by the stock holders named in the table below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of September 13, 2016, there were 213,303,222 shares of Common Stock issued and outstanding.

The following table sets forth:

●	the name of the Selling Stockholders,

●	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

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●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

●	the number and percentage of shares of our Common Stock beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Each Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholders will sell all of the Shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

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Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold	Number of Shares of Common Stock Owned After Offering (2)	Percentage Ownership After Offering (3)

LU, PO-YEN	599,994	200,000	399,994	0%
CHANG, YANG-CHING	449,996	134,998	314,998	0%
LEE, WU-HIS	699,994	250,000	449,994	0%
CHAO, YU-LIEN	100,001	30,000	70,001	0%
WU, HSIN-CHOU	199,997	60,000	139,997	0%
KUO, KUN-JUNG	200,098	60,000	140,098	0%
TENG, CHIN-CHUN	1,499,985	1,499,985	0	0
LIN, YI-LUN	149,999	50,000	99,999	0%
YU, LI-LING	166,665	25,000	141,665	0%
HUANG, WEI-TAO	249,999	70,000	179,999	0%
CHANG, CHIA-HAO	154,535	23,180	131,355	0%
TSAI, MING-SHIH	299,997	45,000,	254,997	0%
PACIFIC CONCORD INTERNATIOINAL (4)	499,997	150,000	349,997	0%
LEE, TSUNG-LIN	206,999	31,050	175,949	0%
LIU, CHUN-AN	549,996	549,996	0	0
YUANGENE CORPORATION (5)	147,842,856	8,000,000	139,842,856	40%
EURO-ASIA INVESTMENT & FINANCE CORP LTD (6)	1,227,425	1,227,425	0	0
BIOHOPEKING CORPORATION (7)	1,484,987	1,484,987	0	0
BUFFETT INVESTMENT CORPORATION (8)	9,094,917	4,000,000	5,094,917	1%
LIONGENE CORPORATION (9)	9,657,913	9,657,913	0	0
CHEN YANG, LAI-CHUN	199,997	199,997	0	0
SHEN, SHU-HUI	199,997	199,997	0	0
SHEN, CHIA-CHI	100,001	100,001	0	0
LIU, SU-LIEN	349,996	349,996	0	0
WU, PENG-YU	999,991	999,991	0	0
CHEN, YEN-CHIA	10,001	10,001	0	0
FAITH TEAM CORPORATION LIMITED (10)	299,997	299,997	0	0
THALIA MEDIA LIMITED (11)	249,999	249,999	0	0
KIMHO CONSULTANTS CO,(12)	49,999	49,999	0	0
RGENE CORPORATION (13)	9,319,916	1,500,000	7,819,916	2%
WU, TZY-YN	1,499,988	749,994	749,994	0%
CHANG, ERIC-YUAN	999,991	149,999	849,992	0%

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1)           The selling stockholders acquired their shares pursuant to the Share Exchange.

2)           Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

3)           All Percentages have been rounded up to the nearest one hundredth of one percent.

4)           The person having voting, dispositive or investment power over Pacific Concord International is Shih Yun Lin. The address for Pacific Concord International is Level 2, Lotemau Centre, Vaea Street, P.O. Box 3271, Apia, Western Samoa.

5)           The person having voting, dispositive or investment power over Yuangene Corporation is Eugene Jiang. The address for YuangeneCorporation is 3F, No. 248, Sec 1 Neihu Rd, Taipei City 11493, Taiwan.

6)           The person having voting, dispositive or investment power over Euro-Asia Investment & Finance Corp Ltd is Shum Kwok Keung. The address for Euro-Asia Investment & Finance Corp Ltd is Unit 604G, Block A, Po Lung Centre, No. 11 Wang Chiu Road, Kowloon Bay Kin, Hong Kong.

7)           The person having voting, dispositive or investment power over Biohopeking Corporation is Mei Na Huang. The address for Biohopeking Corporation is 3F, No. 248 Sect 1 Neihu Rd, Taipei City 11493, Taiwan.

8)           The person having voting, dispositive or investment power over Buffett Investment Corporation is Yu ChingKuo. The address for Buffett Investment Corporation is 3F, No. 248 Sect 1 Neihu Rd, Taipei City 11493, Taiwan.

9)           The person having voting, dispositive or investment power over Liongene Corporation is Ya Jing Rui. The address for Liongene Corporation is 3F, No. 248, Sect 1 Neihu Rd, Taipei City 11493, Taiwan.

10)           The person having voting, dispositive or investment power over Faith Team Corporation Limited is Shum Kwok Keung. The address for Faith Team Corporation Limited is BLK 1, 7/F, Enterprise Square I 9, Sheung Yuet Road, Kowloon bay, Kowloon, HongKong.

11)           The person having voting, dispositive or investment power over Thalia Media Limited is Sze Ho Yeung Freddy. The address for Thalia Media Limited is RM 604 G, Block A, 6/F, Po Lung Centre 11 Wang Chiu Road, Kowloon Bay Kowloon, HongKong.

12)           The person having voting, dispositive or investment power over Kimho Consultants Co. is Kimberly Leung. The address for Kimho Consultants Co. is RM 3, Block 2, 13/F Greerpark Villa, Sheung Shui, NT, HongKong.

13)           The person having voting, dispositive or investment power over Rgene Corporation is Ya Jing Rui. The address for Rgene Corporation is 3F, No. 248, Sec 1 Neihu Rd, Taipei City 11493, Taiwan.

48

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

49

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Selling stockholders hereunder that are FINRA members, or affiliates of FINRA members, are precluded from, directly or indirectly, offering, selling, agreeing to offer or sell, transferring, assigning, pledging, hypothecating or subjecting to hedging, short sale, derivative, put or call transaction, all or any portion of those certain placement agents’ warrants of the Company issued to such selling stockholders on January 5, 2010, or any shares of the company’s common stock thereunder, for the period beginning on the later of: (i) the date of effectiveness of the registration statement of which this prospectus forms a part or (ii) the date of commencement of sales pursuant to this prospectus and ending on the six (6) month anniversary of such date, except in accordance with FINRA Rule 5110 (g)(2).

Reports to Security Holders

We are not required to deliver an annual report to security holders. However, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements. This prospectus and exhibits will be contained in a Form S-1 registration statement that will be filed with the Securities and Exchange Commission. We will become a reporting company after this prospectus has been declared effective by the Securities and Exchange Commission (“SEC”). As a reporting company we will file quarterly, annual, beneficial ownership and other reports with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F. Street NE., Washington, D.C.20549. You may obtain information from the Public Reference Room by calling the SEC at 1800 SEC-0330 or (202) 551-8090. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

50

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

As of September 13, 2016, our company's common stock is quoted on the OTCQB under the symbol ABVC; prior thereto, since December 16, 2015, our symbol was MTOO.

The following table sets forth the quarterly high and low bid prices for the last two fiscal years.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Fiscal 2014
Quarter ended December 31, 2013	$0.02	$0.00
Quarter ended March 31, 2014	0.01	0.01
Quarter ended June 30, 2014	0.01	0.01
Quarter ended September 30, 2014	0.01	0.02
Fiscal 2015
Quarter ended December 31, 2014	0.02	0.01
Quarter ended March 31, 2015	0.01	0.00
Quarter ended June 30, 2015	0.00	0.00
Quarter ended September 30, 2015	28.00	0.00
Fiscal 2016
Quarter ended December 31, 2015	25.00	0.00
Quarter ended March 31, 2016	7.96	1.62
Quarter ended June 30, 2016	2.00	1.00

On September 10, 2016, the closing bid price of the common stock was $2.00.

Holders.  As of September 13, 2016, there were 171 stockholders of record and an aggregate of 213,303,222 shares of our common stock were issued and outstanding. Our common shares are issued in registered form.  The transfer agent of our company's common stock is Olde Monmouth Stock Transfer, Inc.

Dividend Policy. We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans. We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

51

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby have be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York 10018.

EXPERTS

The audited consolidated financial statements of American BriVision (Holding) Inc. and subsidiaries included herein and elsewhere in the registration statement have been audited by DCAW (CPA) Limited for the periods and to the extent set forth in their Report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

52

TABLE OF CONTENTS

Pages
Consolidated Balance Sheets as of June 30, 2016 and September 30, 2015	F-2
Consolidated Statements of Operations (unaudited) for the three-months ended June 30, 2016 and for the period from July 21, 2015 (inception) to September 30, 2015	F-3
Consolidated Statements of Cash Flows (unaudited) for the nine-months ended June 30, 2016 and for the period from July 21, 2015 (inception) to September 30, 2015	F-4
Notes to the Consolidated Financial Statements	F-5
Report of Independent Registered Public Accounting Firm	F-10
Consolidated Balance Sheets at September 30, 2015	F-11
Consolidated Statements of Operations for the period from July 21, 2015 (inception) to September 30, 2015	F-12
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the period from July 21, 2015 (inception) to September 30, 2015	F-13
Consolidated Statements of Cash Flows for the period from July 21, 2015 (inception) to September 30, 2015	F-14
Notes to Consolidated Financial Statements	F-15

F-1

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	September 30, 2015
	(Unaudited)	(Audited)
Assets
Current assets
Cash	$84,904	$994,830
Prepayment	3,500,000	3,815
Total Current Assets	3,584,904	998,645

Deposit	3,815	3,815

Total Assets	$3,588,719	$1,002,460

Liabilities and Equity

Accounts Payable	11,446	-
Other payable	-	300,000
Due to related party	-	22,517
Due to shareholder	-	46,586
Short term loan	2,050,000	-
Total Liabilities	2,061,446	369,103

Commitments and Contingencies

Stockholders’ equity
Common Stock 360,000,000 authorized at $0.001 par value; shares issued and outstanding 209,352,897 and 166,273,921 at June 30, 2016 and September 30, 2015	209,353	166,274
Additional paid-in capital	1,987,127	1,132,685
Subscription receivable	-	(350,000)
Accumulated deficit	(669,207)	(315,602)
Total equity	1,527,273	633,357
Total liabilities and equity	$3,588,719	$1,002,460

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

"The accompanying notes are an integral part of these condensed consolidated financial statements."

F-2

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended June 30, 2016	For the nine months ended June 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015

Revenues	$-	$-	$-

Cost of sales	-	32	-

Gross loss	-	(32)	-

Operating expenses
Selling, general and administrative expenses	289,098	349,486	315,602

Net loss from operations	(289,098)	(349,518)	(315,602)

Other income(expense)

Bank Interest Income	361	361
Gain on exchange differences	89	141
Interest Expense	(3,753)	(3,753)	-
Total Other Income	(3,303)	(3,251)	-

Loss from continuing operations before income taxes	(292,401)	(352,769)	(315,602)

Income taxes	(836)	(836)	-

Net loss	$(293,237)	$(353,605)	$(315,602)

Basic and Diluted loss per share
Basic and diluted loss per share	(0.00)	(0.00)	(0.00)

Weighted average number of shares outstanding basic and diluted	208,845,898	188,626,862	160,823,831

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

"The accompanying notes are an integral part of these condensed consolidated financial statements."

F-3

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the nine months ended June 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015

Cash flows from operating activities
Net loss from continuing operations	$(353,605)	$(315,602)
Adjustments to reconcile net loss to net cash used by operating activities:
(Increase) decrease in deposit	-	(3,815)
(Increase) decrease in prepayment	(2,596,185)	(3,815)
(Increase) decrease in due from related party	350,000	-
Increase (decrease) in other payable	(300,000)	300,000
Increase (decrease) in due to related party	(22,517)	22,517
Increase (decrease) in due to shareholder	(46,586)	46,586
Increase (decrease) in accounts payable	11,446	-
Net cash used in operating activities	(2,959,926)	45,871

Cash flows from investing activities
Net cash provided(used) by investing activities	-	-

Cash flows from financing activities
Proceeds from short term loans	2,050,000	-
Proceeds from issuance of shares	-	948,959
Net cash provided(used) by financing activities	2,050,000	948,959
Effect Of Exchange Rates On Cash	-	-
Net increase(decrease) in cash	(909,926)	994,830

Cash, beginning of period	994,830	-

Cash, end of period	$84,904	$994,830

Non cash investing and financing activities
Prepayment	900,000	-
Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$-	$-

"The accompanying notes are an integral part of these condensed consolidated financial statements."

F-4

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2016 AND SEPTEMBER 30, 2015

(Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, thru the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. BriVision had to predecessor operations prior to its formation on July 21, 2015.

REVERSE MERGER

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of the Company(the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger.

Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Because of the consummation of the Share Exchange, BriVision is now our wholly owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company or acquiree. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

F-5

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). This basis of accounting involves the application of accrual accounting. Consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars. The condensed financial statements include all adjustments that, in the opinion of management, are necessary in order not to make the financial statements misleading.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the periods ended June 30, 2016 are not necessarily indicative of the operating results for the full year.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation. See Note 7 for more details.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of September 30, 2015.

F-6

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of June 30, 2016, the Company’s cash and cash equivalents amounted $84,904. As of September 30, 2015, the Company’s cash and cash equivalents amounted $994,830. All of the Company’s cash deposits are held in a financial institution located in Republic of China where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality. The Company owns no legal entities in PRC.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred during the period from July 21, 2015 (inception) to September 30, 2015. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

As of June 30, 2016 and September 30, 2015, the Company’s income tax expense amounted $836 and $0, respectively.

Recent Accounting Pronouncements

From time to time, new accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The recent accounting standards are not expected to have a material impact on the consolidated financial statements upon adoption.

3. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $669,207 as of June 30, 2016. The Company also incurred net losses of $353,605 and negative cash flow of $994,830 during the nine months ended September 30, 2016. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These combined financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company expects to finance operations primarily through cash flow from revenue and capital contributions from principal shareholders. In the event that we require additional funding to finance the growth of the Company’s current and expected future operations as well as to achieve our strategic objectives, our principal shareholders have indicated the intent and ability to provide additional equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on our ability to meet obligations as they become due and to obtain additional equity or alternative financing required to fund operations until sufficient sources of recurring revenues can be generated. There can be no assurance that the Company will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. The financial statements do not include any adjustments that might result from the outcome of this- uncertainty.

4. COLLAOBRATIVE AGREEMENT

 On December 29, 2015, American BriVision Corporation entered into a Collaborative Agreement with BioLite Inc., a related party, pursuant to which BioLite granted the Company sole licensing rights for drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. The total consideration of obtaining such grant would be $100,000,000.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

F-7

This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

The Company determined to record the intangible assets and begin to amortize once the first commercial sales was consummated.

The process related to first commercial sales has not begun as of June 30, 2016. The Company cannot make a reasonably reliable estimate of when the first commercial sales would take place.

5. RELATED PARTIES TRANSACTIONS

As of June 30, 2016 and September 30, 2015, the amount due to a related party, BioLite, Inc. (“BioLite”) was $0 and $22,517 respectively.

As of June 30, 2016 and September 30, 2015, the amount due to shareholder, YuanGene Corporation, was $0 and $46,586 respectively.

6. ACCOUNTS PAYABLE

As of June 30, 2016 and September 30, 2015, the amount Accounts Payable to LiteArt, Inc. was $11,446 and $0 respectively.

7. SHORT TERM LOAN

The Company entered a short term agreement of $2,050,000 with Shin Kong Bank with a period of three months. The loan was guaranteed by the related party, BioLite. Pursuant to the loan agreement, the interest rate is LIBOR plus 1.5%.

The loan was subsequently paid off on August 9, 2016.

8. EQUTIY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 (the “Forward Stock Split”) and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

F-8

The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

9. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive potential common shares outstanding during the period.

	For the Three Months Ended June 30,	For the Nine Months Ended June 30,	For the period from July 21, 2015 (Inception)
	2016	2016	to September 30, 2015
	(Unaudited)	(Unaudited)	(Unaudited)
Numerator:
Net income	$(293,237)	$(353,605)	(315,602)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	208,845,898	188,626,862	160,823,831
Stock options	-	-
Weighted-average shares outstanding - Diluted	208,845,898	188,626,862	160,823,831

Earnings per share
-Basic	0.00	0.00	0.00
-Diluted	0.00	0.00	0.00

Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

10. COMMITMENTS AND CONTINGENCIES

Capital Commitment

On December 29, 2015, the Company entered into the agreement with BioLite, a related party, that BioLite would grant the Company sole licensing rights of a series of technology for 15 years. The total consideration of obtaining such grant would be $100,000,000. As of June 30, 2016, $3,500,000 was paid to BioLite as the prepayment.

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

American BriVision Corporation and subsidiaries

We have audited the accompanying balance sheets of American BriVision Corporation and subsidiaries (“the Company”) as of September 30, 2015 and the related statements of operations, stockholders’ equity and cash flows for the period from July 21, 2015 (inception) to September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2015 and the results of its operations and its cash flows for the period from July 21, 2015 (inception) to September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Centurion ZD CPA Limited

Certified Public Accountants

Hong Kong, China

November 11, 2016

F-10

American BriVision Corporation

Balance Sheet

(Stated in US Dollars)

As of September 30, 2015

ASSETS
Current assets
Cash	$994,830
Prepayment	3,815
Total Current Assets	998,645

Non-current assets
Deposit	3,815
Total Non-Current Assets	3,815

Total Assets	1,002,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other payable	300,000
Due to related party	22,517
Due to shareholder	46,586
Total Liabilities	369,103

STOCKHOLDERS’ EQUITY
Common stock	166,274
Additional paid-in capital	1,132,685
Subscription receivable	(350,000)
Accumulated deficit	(315,602)
Total Stockholders’ Equity	633,357
Total Liabilities and Stockholders’ Equity	$1,002,460

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these financial statements.

F-11

American BriVision Corporation

Statement of Operations and Comprehensive Loss

(Stated in US Dollars)

For the period from July 21, 2015 (inception) to September 30, 2015

Operating expenses
General and administrative expenses	$315,602

Loss from operations	(315,602)

Loss before income taxes	(315,602)
Provision for income taxes	-

Net Loss	$(315,602)

Basic and Diluted loss per share
Weighted average number of shares outstanding basic and diluted	0.00

Basic and diluted loss per share	160,823,831

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these financial statements.

F-12

American BriVision Corporation

Statement of Stockholder’s Equity

(Stated in US Dollars)

			Additional
	Number	Common	paid-in	Subscription	Accumulated	Stockholders’
	of shares	stock	capital	Receivable	Deficit	Equity
Balance, July 21, 2015 (Inception)	159,622,964	$159,623	$1,087,378	$(350,000-)	$-	$897,001

Issuance of common shares	6,650,957	6,651	45,307	-	-	51,958

Net loss for the period	-	-	-		(315,602)	(315,602)

Balance, September 30, 2015	166,273,921	$166,274	$1,132,685	$(350,000-)	$(315,602)	$633,357

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these financial statements.

F-13

American BriVision Corporation

Statement of Cash Flow

(Stated in US Dollars)

For the period from July 21, 2015 (inception) to September 30, 2015

Cash flows from operating activities:
Net Loss	$(315,602)
Changes in operating assets and liabilities:
Cash flows from operating activities:
Deposit	(3,815)
Prepayment	(3,815)
Other payable	300,000
Due to related party	22,517
Due to shareholder	46,586
Net cash provided by operating activities	45,871

Cash flows from financing activities:	-
Proceeds from issuance of shares	948,959
Net cash provided by financing activities	948,959

Effect of exchange rate on cash	-

Net change in cash	$994,830

Cash and cash equivalents, beginning balance	-

Cash and cash equivalents, ending balance	994,830

The accompanying notes are an integral part of these financial statements.

F-14

American BriVision Corporation

Notes to Financial Statements

(Stated in US Dollars)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company’s operating company, American BriVision Corporation (“BriVision”), was incorporated in July 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America(U.S. GAAP). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of September 30, 2015.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2015, the Company’s cash and cash equivalents amounted $994,830. All of the Company’s cash deposit is held in a financial institution located in Republic of China where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalties or interest relating to income taxes have been incurred during the period from July 22, 2015 (inception) to September 30, 2015. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

F-16

Recent Accounting Pronouncements

From time to time, new accounting standards are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The recent accounting standards are not expected to have a material impact on the consolidated financial statements upon adoption.

3. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $315,602 as of September 30, 2015. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These combined financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company expects to finance operations primarily through cash flow from revenue and capital contributions from principal shareholders. In the event that we require additional funding to finance the growth of the Company’s current and expected future operations as well as to achieve our strategic objectives, our principal shareholders have indicated the intent and ability to provide additional equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on our ability to meet obligations as they become due and to obtain additional equity or alternative financing required to fund operations until sufficient sources of recurring revenues can be generated. There can be no assurance that the Company will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. The financial statements do not include any adjustments that might result from the outcome of this- uncertainty.

4. DUE TO RELATED PARTIES

As of September 30, 2015, the amount due to a related party, BioLite, Inc. (“BioLite”) was $22,517.

As of September 30, 2015, the amount due to shareholder, YuanGene Corporation, was $46,586.

5. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and dilutive potential common shares outstanding during the period.

For the period from July 21, 2015 (inception) to September 30, 2015
2015
(Unaudited)
Numerator:
Net income	$(315,602)

Denominator:
Weighted-average shares outstanding
Weighted-average shares outstanding - Basic	160,823,831
Stock options	-
Weighted-average shares outstanding - Diluted	160,823,831

Earnings per share
-Basic	0.00
-Diluted	0.00

Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

F-17

6. SUBSEQUENT EVENT

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On December 29, 2015, the Company entered into the agreement with BioLite, a related party, that BioLite would grant the Company sole licensing rights of s series of technology for 10 years. The total consideration of obtaining such grant would be $100,000,000.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger.

Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Forward Stock Split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, . The amendment to Articles of Incorporation was approved by the majority of the shareholders of the Company and became effective on April 8, 2016..

F-18

American BriVision (Holding) Corporation

32,409,505 Shares of Common Stock

Until , 2017 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus dated November 14, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee		$6,528
Printing expenses*		$3,550
Fee and expenses of counsel for the Company*		$3,500
Fee and expenses of accountants for Company**	$
Miscellaneous*		$500
Total**	$

* Estimated.

** To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

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ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Equity Securities

As more fully described above, in connection with the Exchange Agreement, the Company issued a total of 52,936,583 shares of our common stock to BriVision’s shareholders. Reference is made to the disclosures set forth under Item 2.01 of this Form 8-K, which disclosures are incorporated herein by reference. The issuance of the common stock to the BriVision’s shareholders pursuant to the Exchange Agreement was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S of the Securities Act.

In September 2015, 30,000,000 shares of common stock was issued to Shulamit Lazar – the Company’s former CEO - for her initial $20,000 deposit to purchase the company; she also received another 30,000,000 shares in September 2015 pursuant to an employment agreement.

Innovation Consulting LLC paid $5,000 for 271 shares of preferred stock. The shares converted into 5,420,000 shares of common stocks on November 30, 2015. These shares were sold to Euro-Asia Investment & Finance Corp. Limited on December 18, 2015.

On May 6, 2016, we issued an aggregate number of 562,500 shares to BioLite pursuant to certain Milestone Payment Agreement. The issuance of the common stock to BioLite was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

On August 26, 2016, we issued an aggregate number of 1,468,750 newly issued restricted shares to BioLite pursuant to certain Stock Purchase Agreement. The issuance of the common stock to BioLite was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

Repurchases of Equity Securities

We have not repurchased any equity securities during the periods covered by this Report.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a). Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated February 8, 2016 (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)
3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 +
5.1	Legal Opinion of Hunter Taubman Fischer & Li, LLC **
10.1	Collaboration Agreement dated December 29, 2015 (5)
10.2 14.1	Collaborative Agreement and Milestone Payment Agreement dated June 9, 2016 (6) Code of Ethics
21.1	Subsidiaries of the Registrant +
23.1	Consent of DCAW CPA +
23.2	Consent of Hunter Taubman Fischer & Li, LLC (included in Exhibit 5.1)

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document XBRL

101.PRE***	Taxonomy Extension Presentation Linkbase Document

*	Previously filed
+	Filed herewith
**	To be filed by amendment
***	XBRL (Extensible Business Reporting Language) information is furnished and not filed herewith, is not a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
(1)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002
(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002
(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.
(5)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(6)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

II-4

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, on November 14, 2016.

American BriVision (Holding) Corporation

By:	/s/ Eugene Jiang
Eugene Jiang
Chief Executive Officer, Chief Financial Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene Jiang	E Eugene Jiang	November 14, 2016
Chief Executive Officer and Chairman, Director, Secretary, Treasurer ((Principal Executive Officer)

/s/ Kira Huang	Kira Huang	November 14, 2016
Chief Financial Officer, Principal Accounting Officer

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INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated February 8, 2016 (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)
3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 +
5.1	Legal Opinion of Hunter Taubman Fischer & Li, LLC **
10.1	Collaboration Agreement dated December 29, 2015 (5)
10.2 14.1	Collaborative Agreement and Milestone Payment Agreement dated June 9, 2016 (6) Code of Ethics
21.1	Subsidiaries of the Registrant +
23.1	Consent of DCAW CPA +
23.2	Consent of Hunter Taubman Fischer & Li, LLC (included in Exhibit 5.1)

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document XBRL

101.PRE***	Taxonomy Extension Presentation Linkbase Document

*	Previously filed
+	Filed herewith
**	To be filed by amendment
***	XBRL (Extensible Business Reporting Language) information is furnished and not filed herewith, is not a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
(1)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002
(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002
(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.
(5)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(6)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.

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